Exhibit 10.46

COMPANY:	GlobalSantaFe Corporation (the “Company”)

ITEM:	Preambles and Resolutions of the Board of Directors

SUBJECT:	Non-Employee Director Compensation

DATE:,	December 16, 2003

     WHEREAS, the Compensation Committee of this Board of Directors has recommended a new schedule of compensation for the Company’s non-employee directors; and

     WHEREAS, having carefully considered the recommendations of the Compensation Committee, this Board of Directors desires to approve a new non-employee director compensation schedule;

     NOW, THEREFORE, BE IT RESOLVED that, effective January 1, 2004, and until such time as revised by resolution of this Board of Directors, the Company’s non-employee directors shall be compensated for their services as directors of the Company in accordance with the compensation schedule annexed hereto as Exhibit A; and it was further

     RESOLVED that the proper officers of the Company be and hereby are authorized and directed to do or cause to be done any and all such acts and things, make any and all such payments, and negotiate, execute and deliver, for and on behalf of the Company and in its name, any and all such documents, papers, instruments and agreements as they may deem necessary or desirable to effect the intent and purposes of these resolutions.

EXHIBIT A

GLOBALSANTAFE CORPORATION

Schedule of Compensation for Non-Employee Directors
(Effective January 1, 2004)

Annual Retainer	$32,000
Committee Chairman Annual Retainer:
Audit Committee	$7,500
Other Committees	$5,000
Board Meeting Fee	$2,000	(1)
Committee Meeting Fee	$2,000	(1)
Special Assignment Fee (per day)	$1,000
New Member Stock Option Grant (#)	10,000	(2)
Annual Stock Option Grant (#)	6,000	(2)
Annual Restricted Stock Grant (#)	3,000	(3)

(1)	The fee will be $1,000 if participation is by telephone.

(2)	All stock options will vest 50% one year from date of grant and the remaining 50% two years from date of grant. The other terms of the stock options will be determined by the Compensation Committee, which will make the annual grant at its discretion on the date of adjournment of each annual general meeting of shareholders.

(3)	The terms of the restricted stock will be determined by the Compensation Committee, which will make the annual grant at its discretion on the date of adjournment of each annual general meeting of shareholders.